SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
          of the Securities Exchange Act of 1934 or Suspension of Duty
         to File Reports under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                   Commission File Number     333-24599
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                              Equity One ABS, Inc.
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             (Exact name of registrant as specified in its charter)

                  103 Springer Building, 3411 Silverside Road,
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                   Wilmington, Delaware 19803; (302) 478-6160
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               Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

         Equity One ABS, Inc. Mortgage Pass-Through Certificates, Series
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        1997-1: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5
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            (Title of each class of securities covered by this Form)


        None
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          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1) (i)    [ ]       Rule 12h-3(b)(1) (ii)   [ ]
         Rule 12g-4(a)(1) (ii)   [ ]       Rule 12h-3(b)(2) (i)    [ ]
         Rule 12g-4(a)(2) (i)    [ ]       Rule 12h-3(b)(2) (ii)   [ ]
         Rule 12g-4(a)(2) (ii)   [ ]       Rule 15d-6              [X]
         Rule 12h-3(b)(1) (i)    [ ]

     Approximate number of holders of record as of the certification or notice date:

              Eighteen
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Equity One ABS, Inc. has caused this certification/notice to be signed on its hehalf by the undersigned duly authorized person.



DATE:     February 2, 1998           BY: /s/ Dennis Kildea
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                                     Dennis Kildea, Vice President